Exhibit 99.1

NEWS RELEASE

Contact:	1780 South Bellaire Street	Listed: AMEX
Sheri Henry	Suite 100	Trading Symbol: AMV
Chief Financial Officer (ext. 132)	Denver, CO 80222	www.amvproperties.com
sherih@amvproperties.com	Ph: (303) 297-1800
Fax: (303) 296-7353

AMERIVEST PROPERTIES REPORTS NET ASSETS IN LIQUIDATION AT SEPTEMBER 30, 2006
AND UPDATES ESTIMATED RANGE OF LIQUIDATING DISTRIBUTIONS

DENVER, CO, November 7, 2006 — AmeriVest Properties Inc. (AMEX: AMV) announced today its net assets in liquidation at September 30, 2006 aggregated $130.4 million or $5.41 per share based upon 24,114,316 common shares outstanding.  Net assets in liquidation aggregated $122.2 million or $5.06 per share at June 30, 2006.

 The $8.2 million increase in net assets in liquidation from June 30, 2006 to September 30, 2006 is primarily attributable to an increase of $6.0 million in our remaining real estate assets, due to a revision of the estimated selling costs and certain contractual provisions which we believed impacted the net realizable value of our real estate assets and a $1.0 million reduction in the estimated future costs of severance, professional fees and additional liquidation costs.

AmeriVest announced in May 2006 that its stockholders approved a Plan of Liquidation (the “Plan”) at its annual meeting of stockholders held on May 24, 2006.  As required by generally accepted accounting principles, the Company adopted the liquidation basis of accounting on June 1, 2006.  Under the liquidation basis of accounting, assets are stated at their estimated net realizable value and liabilities are stated at their estimated settlement amounts, with the associated estimates periodically reviewed and adjusted as appropriate.  As detailed in the Company’s Form 10-Q for the quarter ended September 30, 2006, the amount also includes an estimated net liability for future estimated general and administrative expenses and other costs during the liquidation period.  There can be no assurance that these estimated values will be realized, nor if the estimated general and administrative expenses are adequate.  For all periods prior to June 1, 2006, the Company’s financial statements are presented on the going concern basis of accounting.

The Company filed its third quarter Form 10-Q with the Securities and Exchange Commission on November 7, 2006.  Further information regarding the calculation of net assets in liquidation and related disclosures are contained within the filing.

The Plan

On July 17, 2006, AmeriVest entered into a definitive agreement to sell its entire portfolio of twelve office buildings to Koll/PER LLC (“Koll/PER”).  The gross purchase price is $273 million (less a reserve for capital expenditures of approximately $850,000), which includes an assumption of existing property level debt of approximately $126 million.  The Company has closed on the following six properties to date:

•                  On August 17, 2006, Greenhill Park, a 248,249 square foot office property, was sold for $29.8 million.  The Company received cash proceeds for approximately $28.4 million, after closing costs and adjustments.

•                  On September 21, 2006, Scottsdale Norte, a 79,689 square foot office property, was sold for $18.0 million.  The Company received cash proceeds of approximately $11.0 million after payoff of the first mortgage, closing costs and adjustments.

•                  On September 28, 2006, Hackberry View, a 114,598 square foot office property, was sold for $17.5 million.  The Company received cash proceeds of approximately $5.5 million, after assignment of the first and second mortgages, closing costs and adjustments.

•                  On October 11, 2006, Parkway Centre III, a 152,396 square foot office property, was sold for $25.6 million.  The Company received cash proceeds of approximately $10.0 million, after assignment of the first mortgage, closing costs and adjustments.

•                  On October 20, 2006, Hampton Court, a 108,588 square foot office property, was sold for $17.0 million.  The Company received cash proceeds of approximately $9.0 million, after assignment of the first mortgage, closing costs and adjustments.

•                  On October 25, 2006, Camelback Lakes, a 203,794 square foot office property, was sold for $50.4 million.  The Company received cash proceeds of approximately $28.0 million, after assignment of the first mortgage, closing costs and adjustments.

The net cash proceeds of approximately $91.9 million from these sales to Koll/PER have been accumulated and made available, subject to the expenses, liabilities and other costs of the Company, for distribution to stockholders under the Plan.  Closings on the remaining six properties will be scheduled as loan assumption approvals are received from AmeriVest’s mortgage lenders and other traditional closing activities are completed.  There can be no assurance that any additional closings will occur under the Agreement or otherwise.

On October 30, 2006, the Company’s Board of Directors declared an initial liquidating cash distribution of $3.50 per share, for a total distribution of approximately $84.4 million, payable on November 16, 2006 to shareholders of record as of November 10, 2006.  The timing and amount of subsequent liquidating distributions (if any) will depend on the timing and amount of proceeds the Company receives upon the sale of the remaining assets and the extent to which the Company believes it needs to retain cash reserves. The AmeriVest Board of Directors also terminated the AmeriVest Dividend Reinvestment Plan (“DRIP”) effective November 3, 2006.  All participants in the plan will have their DRIP shares converted to AmeriVest shares and fractional shares will be converted to cash.

Based upon the property closings to date and our revised estimates, as mentioned above, the Company has updated its range of estimated total cash distributions in liquidation to $5.40 to $5.65 per share, including the $3.50 per share distribution mentioned above.  The estimates supporting the low end of this range and the net assets in liquidation at September 30, 2006 are contained in the Company’s third quarter Form 10-Q filed with the Securities and Exchange Commission on November 7, 2006.

Company Information

AmeriVest Properties Inc., with its principal office in Denver, Colorado, is a company in liquidation.  Prior to liquidation approval, AmeriVest provided Smart Space for Small Business® in Denver, Phoenix, and Dallas, through the acquisition, repositioning and operation of multi-tenant office buildings in those markets.  In May 2006, the Company’s shareholder’s approved a plan of complete liquidation.  Further information on AmeriVest is available at www.amvproperties.com.

In addition to historical information, this press release contains forward-looking statements and information under federal securities laws.  These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management’s beliefs and assumptions made by management.  While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control.  As such, these statements and information are not guarantees of future performance, and actual results may differ materially from what is expressed or forecasted in this press release.  In particular, the factors that could cause actual results to differ materially include, without limitation, the consummation of the proposed portfolio sales, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest’s 2005 Annual Report on Form 10-K, AmeriVest’s Proxy Statement for its 2006 annual meeting (filed April 18, 2006) and from time to time in the Company’s filings with the Securities and Exchange Commission.